UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
1. Name and Address of Reporting Person
   Lashinger  Jr., Joseph    A
   115 Spyglass Rd
   Blue Bell, Pa  19422
2. Issuer Name and Ticker or Trading Symbol
   Penn National Gaming, Inc. PENN
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Year
   10/31/00
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Vice President General Counsel
7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |10/30/|M   | |12500             |A  |11.5       |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/30/|M   | |2500              |A  |6.438      |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/30/|M   | |2500              |A  |6.875      |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/30/|S   | |7500              |D  |17.7125    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/31/|S   | |10000             |D  |18.0875    |                   |      |                           |
                           |00    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Options, (right |11.5    |10/30|M   | |           |125|11/17|11/17|Common Stock|12500  |       |12500       |D  |            |
to buy)               |        |/00  |    | |           |00 |/98  |/04  |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Options, (right |6.438   |10/30|M   | |           |250|8/6/9|8/6/0|Common Stock|2500   |       |2500        |D  |            |
to buy)               |        |/00  |    | |           |0  |9    |5    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Options, (right |6.875   |10/30|M   | |           |250|1/4/0|1/4/0|Common Stock|2500   |       |7500        |D  |            |
to buy)               |        |/00  |    | |           |0  |0    |6    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Options, (right |        |     |    | |           |   |2/8/0|2/8/0|Common Stock|       |       |15000       |D  |            |
to buy)               |        |     |    | |           |   |1    |7    |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|

/s/ Joseph A. Lashinger Jr.
SIGNATURE OF REPORTING PERSON
/Signature/
Joseph A. Lashinger Jr.
DATE
11/10/00